Exhibit 99.2

Perma-Fix Reports Financial Results and
Provides Business Update for 2022

Treatment Segment on growth path heading into 2023
with increased waste receipts and improved backlog

Services Segment secures important projects expected to begin in Q2 2023

Reports progress on key strategic initiatives

ATLANTA – March 23, 2023 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced financial results and provided a business update for the fourth quarter and full year ended December 31, 2022.

Mark Duff, President and CEO of the Company, commented, “While 2022 was a challenging year due to the lingering effects of the COVID-19 pandemic, which delayed projects in both the Treatment and Services Segments, we believe we are back on the growth trajectory. Within our Treatment Segment, we have experienced a steady improvement in waste receipts, particularly in the last nine months of 2022 where our average receipts per quarter have steadily returned to pre-pandemic levels. Our backlog at year-end was $9.2 million, significantly higher than prior quarters. The fourth quarter of 2022 was negatively impacted by a temporary labor shortage, supply chain challenges and severe weather conditions; however, these issues have begun to subside in the first quarter of 2023. Moreover, we are rapidly advancing several initiatives that, if awarded, we believe have the potential to significantly enhance our revenues and our long-term backlog. Most recently, we were included by Department of Energy (DOE) in the amended Record of Decision (ROD) for the Direct Feed Low-Activity (DFLAW) secondary waste program at the Hanford Site in Richland, Washington, which, upon start-up of the vitrification plant, represents a sizable opportunity over the next decade. This announcement underscores the importance of our role in the DOE’s strategy for the treatment of tank waste through the vitrification program that is currently in final construction and startup phases. Additionally, based on the recent progress by DOE in support of the Test Bed Initiative (TBI) Program, we believe we are on track to receive the next 2,000 gallons in late 2023.”

Within the Services Segment, we continue to witness increased bidding opportunities within both the government and commercial sectors, and have secured important new projects that we expect will begin in the second quarter of 2023. Notably, procurements within the federal government are picking up to support the increased funding levels, which we anticipate will result in a number of additional opportunities to be awarded in the upcoming quarters.”

“Overall, with our expectation for solid growth in revenue, we anticipate improvement in profitability and cash flow going forward. We remain confident in our ability to achieve the growth and stability we experienced prior to the pandemic, given our increasing backlog, solid pipeline of nuclear services projects, and several potentially transformative events that could materialize over the coming months and years.”

Financial Results

Fourth-Quarter 2022 Results

Revenue for the fourth quarter of 2022 was $16.8 million versus $17.1 million for the same period last year. Revenue for the Treatment Segment decreased approximately $290,000 to $8.6 million in the fourth quarter of 2022 from $8.9 million for the corresponding period of 2021. The decrease was primarily due to lower averaged price from revenue mix which was offset by higher waste volume. Starting in the second quarter of 2022, our Treatment Segment began to see steady improvements in waste receipts from certain customers who had previously delayed waste shipments from the impact of COVID-19. However, this positive trend was negatively impacted by instances of inclement weather conditions and a temporary shortage in skilled production personnel that peaked through the fourth quarter of 2022 at one of our facilities. Revenue from the Services Segment was approximately $8.2 million for the fourth quarter of 2022 and 2021.

Gross profit for the fourth quarter of 2022 was $2.0 million and $1.3 million for the fourth quarter of 2021. The increase in gross profit was entirely within our Services Segment due to higher margin projects. The decrease in gross profit within the Treatment Segment was due to lower revenue and the impact of the increase in overall fixed costs.

Operating loss for the fourth quarter of 2022 was approximately $1.7 million versus operating loss of $2.2 million for the fourth quarter of 2021. Loss from continuing operations for the fourth quarter of 2022 was approximately $1.5 million as compared to loss from continuing operations of $2.4 million for the corresponding period of 2021. Loss from continuing operations for the fourth quarter of 2021 included a non-cash loss of approximately $1.1 million resulting from the sale of our Polish majority-owned subsidiary, Perma-Fix Medical S.A, which comprised of our previous Medical Segment. In December 2021, the Company made the strategic decision to cease all research and development (“R&D”) activities under the Medical Segment and sold 100% of its interest in Perma-Fix Medical S.A.

Net loss attributable to common stockholders for the fourth quarter of 2022 was approximately $1.7 million as compared to net loss attributable to common stockholders of $2.5 million for the fourth quarter of 2021. Loss per share (both basic and diluted) attributable to common stockholders was $0.13 for the fourth quarter of 2022 as compared to loss per share (both basic and diluted) of $0.19 for the corresponding period of 2021.

2022 Financial Results

Revenue in 2022 was $70.6 million versus $72.2 million in 2021. The revenue decrease was entirely within our Services Segment where revenue decreased by approximately $2.0 million to $37.2 million in 2022 from $39.2 million in 2021. Work under certain of the new projects awarded to our Services Segment at the end of the second quarter of 2021 continued to be delayed/curtailed into most of the first quarter of 2022 due to COVID-19 impact and/or administrative delays experienced by certain customers. However, work under these projects resumed/increased starting in the second quarter of 2022 and has since reached full operational status. The lower revenue in 2022 was further exacerbated by the completion of a large project in the second quarter of 2021 which was not replaced with a similar size contract because of delays in contract awards and procurement from COVID-19 impact which continued into the first half of 2022 and eased through the second half of 2022. Revenue for the Treatment Segment increased approximately $366,000 to $33.4 million in 2022 from $33.0 million in 2021 due to overall higher waste volume which was offset by lower averaged price waste due to revenue mix. Despite the increase in revenue from higher waste volume, our Treatment Segment revenue was negatively impacted from inclement weather conditions and a temporary shortage in skilled production labor personnel that peaked through the fourth quarter of 2022 at one of our facilities as previously discussed.

Gross profit in 2022 was $9.6 million as compared to $6.8 million in 2021. The increase in gross profit was entirely from the Services Segment due primarily to higher margin projects. The decrease in gross profit within the Treatment Segment was primarily due to revenue mix and the impact of the increase in overall fixed costs.

Operating loss in 2022 was $5.4 million versus operating loss of $6.8 million in 2021. Loss from continuing operations in 2022 was approximately $3.2 million as compared to income from continuing operations of $1.1 million in 2021. Loss from continuing operations for 2022 included an income recorded in the amount of approximately $2.0 million (within other income and current other receivables), representing a refundable tax credit against the Company’s shares of certain payroll taxes as permitted by the Employee Retention Credit (“ERC”) program under the Coronavirus Aid, Relief and Economic Securities Act (“CARES Act”), as amended. The ERC program is provided to qualifying businesses that kept employee on their payroll during the COVID-19 pandemic. Income from continuing operations for 2021 included a “Gain on extinguishment of debt” recorded in the amount of approximately $5.4 million resulting from the Paycheck Protection Program (“PPP”) Loan that was forgiven by the U.S. Small Business Administration effective June 2021 and a non-cash “Loss on deconsolidation of subsidiary” recorded in the amount of approximately $1.1 million resulting from the sale of our Polish majority-owned subsidiary which comprised of our previous Medical Segment as discussed above. Additionally, income from continuing operations for 2021 included a tax benefit recorded in the amount of approximately $2.4 million resulting from the release of valuation allowance on the Company’s beginning of year deferred tax assets primarily related to U.S. Federal income taxes.

Net loss attributable to common stockholders in 2022 was approximately $3.8 million as compared to net income attributable to common stockholders of $835,000 in 2021. Loss per share (both basic and diluted) attributable to common stockholders was $0.29 in 2022 as compared to income per share (both basic and diluted) of $0.07 in 2021.

The Company’s Adjusted EBITDA at December 31, 2022 was approximately ($3.3) million from continuing operations as compared to approximately ($4.8) million for the corresponding period of 2021. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before income from ERC refund claim (net of costs incurred), R&D costs related to the Medical Isotope project, gain on extinguishment of debt and loss on deconsolidation of subsidiary. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for (loss) income from continuing operations for the three and twelve months ended December 31, 2022 and 2021.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
(In thousands)	2022	2021	2022	2021
(Loss) income from continuing operations	$(1,529)	$(2,372)	$(3,211)	$1,092

Adjustments:
Depreciation & amortization	676	479	2,109	1,687
Interest income	(30)	(3)	(99)	(26)
Interest expense	52	38	175	247
Interest expense - financing fees	17	13	61	41
Income tax benefit	(231)	(1,050)	(378)	(3,890)

EBITDA	(1,045)	(2,895)	(1,343)	(849)

Income from ERC refund claim, net (1)	—	—	(1,908)	—
Research and development costs related to
medical Isotope project	—	102	—	414
Gain on extinguishment of debt	—	—	—	(5,381)
Loss on deconsolidation of subsidiary	—	1,062	—	1,062

Adjusted EBITDA	$(1,045)	$(1,731)	$(3,251)	$(4,754)

(1) net of costs incurred in connection with the ERC program in the amount of approximately $67.

The tables below present certain financial information for the business segments, which exclude allocation of corporate expenses. As noted above, in December 2021, the Company made the strategic decision to cease all R&D activities under the Medical Segment and sold 100% of its interest in Perma-Fix Medical S.A., which comprised of its Medical Segment.

	Three Months Ended		Twelve Months Ended
	December 31, 2022		December 31, 2022
	(Unaudited)		(Unaudited)
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$8,609	$8,148	$33,358	$37,241
Gross profit	1,075	944	5,243	4,366
Segment profit	2	117	1,767	1,698

	Three Months Ended			Twelve Months Ended
	December 31, 2021			December 31, 2021
	(Unaudited)			(Audited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$8,899	$8,217	$—	$32,992	$39,199	$—
Gross profit (negative gross profit)	1,874	(596)	—	6,718	106	—
Segment profit (loss)	751	(350)	(1,190)	2,433	(2,082)	(1,502)

COVID-19

The Company continues to proactively monitor its ongoing business operations and safety plans from any potential impact of COVID-19. However, as the situations surrounding COVID-19 continues to remain fluid, the full impact and extent of the pandemic on the Company’s financial results cannot be estimated with any degree of certainty.

Conference Call

Perma-Fix will host a conference call at 11:00 AM Eastern Time on Thursday, March 23, 2023. The call will be available in the investors section of the Company’s website at https://ir.perma-fix.com/conference-calls, or by calling 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers, and by entering access code: 692717. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Executive Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through Thursday, March 30th, 2023, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code: 47895.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the U.S Department of Defense (DOD), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: growth trajectory; enhance revenues and backlog; TBI project; issues subside; initiatives; receipt of 2,000 gallons; new projects; additional opportunities; solid growth in revenue; growth and stability; profitability and cash flow; and transformative events. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; inability to win bid projects; Congress fails to provides continuing funding for the DOD’s and DOE’s remediation projects; inability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; impact of the COVID-19; and the “Risk Factors” discussed in, and the additional factors referred to under “Special Note Regarding Forward-Looking Statements” of, our 2022 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
(Amounts in Thousands, Except for Per Share Amounts)	(Unaudited)		(Unaudited)	(Audited)

Net revenues	$16,757	$17,116	$70,599	$72,191
Cost of goods sold	14,738	15,838	60,990	65,367
Gross profit	2,019	1,278	9,609	6,824

Selling, general and administrative expenses	3,617	3,295	14,652	12,845
Research and development	90	208	336	746
Loss on disposal of property and equipment	17	1	18	2
Loss from operations	(1,705)	(2,226)	(5,397)	(6,769)

Other income (expense):
Interest income	30	3	99	26
Interest expense	(52)	(38)	(175)	(247)
Interest expense-financing fees	(17)	(13)	(61)	(41)
Other	(16)	(86)	1,945	(86)
Gain on debt extinguishment of debt	—	—	—	5,381
Loss on deconsolidation of subsidiary	—	(1,062)	—	(1,062)
Loss from continuing operations before taxes	(1,760)	(3,422)	(3,589)	(2,798)
Income tax benefit	(231)	(1,050)	(378)	(3,890)
(Loss) income from continuing operations, net of taxes	(1,529)	(2,372)	(3,211)	1,092

Loss from discontinued operations, net of taxes	(164)	(137)	(605)	(421)
Net (loss) income	(1,693)	(2,509)	(3,816)	671

Net loss attributable to non-controlling interest	—	(41)	—	(164)

Net (loss) income attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(1,693)	$(2,468)	$(3,816)	$835

Net (loss) income per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$(.12)	$(.18)	$(.24)	$.10
Discontinued operations	(.01)	(.01)	(.05)	(.03)
Net (loss) income per common share	$(.13)	$(.19)	$(.29)	$.07

Number of common shares used in computing net (loss) income per share:
Basic	13,324	13,179	13,280	12,433
Diluted	13,324	13,179	13,280	12,673

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021
(Amounts in Thousands, Except for Share and Per Share Amounts)	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash	$1,866	$4,440
Account receivable, net of allowance for credit losses of $57 and $85, respectively	9,364	11,372
Unbilled receivables	6,062	8,995
Other current assets	6,219	5,152
Assets of discontinued operations included in current assets	15	15
Total current assets	23,526	29,974

Net property and equipment	18,957	18,609
Property and equipment of discontinued operations	81	81

Operating lease right-of-use assets	1,971	2,460

Intangibles and other assets	26,363	26,177
Total assets	$70,898	$77,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$22,346	$25,408
Current liabilities related to discontinued operations	362	506
Total current liabilities	22,708	25,914

Long-term liabilities	9,749	10,126
Long-term liabilities related to discontinued operations	908	677
Total liabilities	33,365	36,717
Commitments and Contingencies
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 13,332,398 and 13,222,552 shares issued, respectively; 13,324,756 and 13,214,910 shares outstanding, respectively	13	13
Additional paid-in capital	115,209	114,307
Accumulated deficit	(77,436)	(73,620)
Accumulated other comprehensive loss	(165)	(28)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total stockholders’ equity	37,533	40,584

Total liabilities and stockholders’ equity	$70,898	$77,301